</SEC-HEADER>
<SEQUENCE>1
<FILENAME>

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Form 4
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Check this box if no longer subject to
Section 16.  Form 4 or Form 5 obligations
may continue.  See Instruction 1(b).

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the
Securities Exchange act of 1934,
Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the
Investment Company Act of 1940


(Print or Type Responses)
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1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or
                                                 Trading Symbol:
    ICM Asset Management, Inc.

    (See Note 1)                          Soligen Technologies, Inc. ("SGTN")
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    (Last)	(First)		(Middle)     3. IRS Identification Number
				                        of Reporting Person,
     601 W. Main Ave., Suite 600                if an entity (Voluntary)
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          (Street)

 Spokane       WA       99201
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 (City)     (State)    (Zip)
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4. Statement for                             5.	If Amendment,
     Month/Year 			                  Date of Original
                                                (Month/Year)
   April  2000
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6.  Relationship of Reporting Person(s) to    7. Individual or Joint/Group
    Issuer (Check all applicable)                Filing (Check Applicable Line)

                                                       Form filed by One
        Director		 X   10% Owner                 Reporting Person
-------               -------                   -------

        Officer (give         Other (specify	   X   Form filed by More than
-------  title below) -------         below)    -------  One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                         2.  Transaction Date
       (Instr. 4)                                 (Month/Day/Year)
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	Common Stock						4/25/00
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3. Transaction Code                            4. Securities Acquired (A) or
     (Instr. 8)                                   Disposed of (D)
                                                  (Instr. 3, 4 AND 5)
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    Code   V                                    Amount   (A) or      Price
                                                         (D)
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      S                                         12,500     D           .43
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5. Amount of Securities     6.  Ownership Form:      7.  Nature of Indirect
   Beneficially Owned at        Direct (D) or            Beneficial Ownership
   End of Month                 Indirect (I)             (Instr. 4)
   (Instr. 3 and 4)             (Instr. 4)
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      2,090,086			     D & I                  See Notes 2 & 3
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* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

form 4 (continued)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB control number.

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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Conversion or Exercise  3. Transaction Date
        (Instr. 4)                  Price of Derivative        (Month/Day/Year)
                                    Security
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4. Transaction Code    5. Number of Derivative         6. Date Exercisable
    (Instr. 8)            Securities Acquired (A)         and Expiration
                          or Disposed of (D)              Date
                          (Instr. 3, 4, and 5)            (Month/Day/Year)
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   Code     V                (A)        (D)             Date       Expiration
                                                        Exercisable     Date
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7. Title and Amount of                                 8. Price of Derivative
   Securities Underlying                                  Security
   Derivative Security                                    (Instr. 5)
       (Inst. 4)
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                     Amount or
         Title       Number of
                     Shares
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9. Number of Derivative   10. Ownership Form of      11. Nature of Indirect
Securities Beneficially       Derivative Security:       Beneficial Ownership
Owned at End of Month         Direct (D) or                  (Instr. 5)
(Instr. 4)                    Indirect(I) (Instr. 4)
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Explanation of Responses:

(1)	The Reporting Persons (the "Reporting Persons") consist of (i) James M.
        Simmons, manager of Koyah Ventures, LLC, and President and majority shareholder of ICM Asset Management, Inc.; (ii) ICM Asset Management, Inc., a registered investment adviser; (iii) Koyah Ventures, LLC, a general partner of investment limited partnerships. The Reporting Persons disclaim membership in a group with any other persons within the meaning of Rule 13d-5(b)(i) and Rule 16a-1(a)(1) under the Exchange Act.

(2)	These securities are owned by investment limited partnerships of which Koyah Ventures, LLC is the general partner and ICM Asset Management, Inc. is the investment adviser.

(3)	Each reporting person has only a pro rata interest in the securities
	   with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership in such securities except to the extent of such reporting person's pecuniary interest.


Dated: January 9, 2002

ICM Asset Management, Inc.                 Koyah Ventures, LLC



By:	______________________________     _______________________________
	Robert J. Law			     Robert J. Law
      Sr. Vice President                 Sr. Vice President



	___________________________
	James M. Simmons


Joint Filer Information

Name:   James M. Simmons
Address:  601 W. Main Ave., Suite 600, Spokane, WA  99201
Designated Filer:   ICM Asset Management, Inc.
Issuer and Ticker Symbol: Soligen Technologies, Inc. SGTN
Statement for Month/Year: April 2000





Signature:   	________________________
			James M. Simmons


Name:   Koyah Ventures, LLC
Address:   601 W. Main Ave., Suite 600, Spokane, WA  99201
Designated Filer:   ICM Asset Management, Inc.
Issuer and Ticker Symbol: Soligen Technologies, Inc. SGTN
Statement for Month/Year:  April 2000

Signature:  Koyah Ventures, LLC




	By:	________________________
		Robert J. Law, Sr. Vice President



	* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

	**  Intentional misstatements or omissions of facts constitute
            Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff

Note:	File three copies of this Form, one of which must be manually signed.
        If space is insufficient, See Instruction 76 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

ETR\4840\010\1162297.01

</SEC-DOCUMENT>
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